EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

harttrinen@aol.com
(303) 839-0061	Fax: (303) 839-5414

December 1, 2022

Hero Technologies, Inc.

8 The Green Suite 4000

Dover, DE 19901

This letter will constitute our opinion upon the legality of the sale by certain shareholders of Hero Technologies, Inc. (the “Company”) of up to 138,869,070 shares of common stock held by these shareholders, all as referred to in the Registration Statement on Form S-1 (File No. 333-261062) (the “Registration Statement”) filed with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, and a copy of the Registration Statement. In our opinion that the 138,869,070 shares of common stock to be sold by the selling shareholders have been duly authorized and are legally and validly issued, fully paid and non-assessable shares of the Company’s common stock.

Very Truly Yours, HART & HART, LLC

By	/s/ William T. Hart
William T. Hart